Exhibit 16.1

July 22, 2019

Securities and Exchange Commission

450 5th Street NW

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of RBB Bancorp, included under Item 4.01 of Form 8-K, with respect to the resignation of Vavrinek, Trine, Day & Co. LLP as the registered independent accounting firm of RBB Bancorp that occurred on July 22, 2019.  We agree with the statements made in response to that Item insofar as they relate our firm.

Vavrinek, Trine, Day & Co. LLP

25231 Paseo De Alicia, Suite 100, Laguna Hills, CA 92653	P 949.768.0833	F 949.768.8408	W vtdcpa.com